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Exhibit 23.1

Consent of Ernst & Young, Independent Auditors

We consent to the reference to our firm under the caption 'Experts' and to the use of our report dated March 22, 2002, in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-86008) and related Prospectus of APCOA/Standard Parking, Inc. for the exchange of up to $59,295,000 in aggregate principal amount of its registered notes for its outstanding unregistered notes. We also consent to the incorporation by reference therein of our report dated March 22, 2002, with respect to the consolidated financial statements and schedule of APCOA/Standard Parking, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
June 25, 2002

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  Exhibit 23.1
Consent of Ernst & Young, Independent Auditors